Amendment of the Company’s
Second Amended and Restated Bylaws
by the Addition of Section 1.13

Section 1.13. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a)
Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 1.13, if expressly requested in the relevant Nomination Notice (as defined in Section 1.13(d)), the Corporation shall include in its proxy statement for any annual meeting of stockholders (and, as appropriate, the related form of proxy and ballot (together with the proxy statement, the “Proxy Materials”):

(i)    the names of any person or persons nominated for election by a Nominating Stockholder (as defined below) (each, a “Nominee”);
(ii)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission (“SEC”) or other applicable law to be included in the Proxy Materials;
(iii)    any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 1.13(e)(ii)), provided that

1)	such statement does not exceed 500 words and

2)	fully complies with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including Rule 14a-9 (the “Supporting Statement”); and,
(iv)    any other information that the Board determines, in its discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.
A “Nominating Stockholder” is any Eligible Holder (as defined in Section 1.13(c)(i)), or group of up to 20 Eligible Holders, that has satisfied (both individually and collectively, in the case of a group), as determined by the Board or its designee, all applicable conditions and complied with all applicable procedures set forth in this Section 1.13.

(b)	Maximum Number of Nominees.
(i)    The Corporation shall not be required to include in the Proxy Materials more Nominees than that number constituting the greater of

1)	two or

2)	20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.13, rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by the number of:

1)	Nominees who the Board itself decides to nominate for election at such annual meeting;

2)	Nominees that cease to satisfy the eligibility requirements in this Section 1.13, as determined by the Board;

3)	Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board; and,

4)
incumbent Directors who had been Nominees with respect to either of the two preceding annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board;

If any vacancy occurs on the Board (regardless of reason) after the deadline for submitting a Nomination Notice as set forth in Section 1.13(d) but before the date of the annual meeting and the Board reduces its size in connection with such vacancy, the Maximum Number shall be calculated based on the reduced size of the Board.
If the number of Nominees pursuant to this Section 1.13 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached. The Nominating Stockholder with the largest ownership position (as disclosed in each Nominating Stockholder’s Nomination Notice) shall select first and the remaining Nominating Stockholders shall select in order of decreasing ownership, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee.
(ii)    If a Nominee is or becomes Ineligible (as defined below), after the deadline for submitting a Nomination Notice as set forth in Section 1.13(d), whether before or after the mailing of the definitive proxy statement, then:

1)	the nomination shall be disregarded and

2)	the Corporation:

a)	shall not be required to include in its Proxy Materials the Ineligible Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and

b)
may otherwise communicate to its stockholders, including without limitation by amending or supplementing its Proxy Materials that a Nominee will not be included in the Proxy Materials and will not be voted on at the annual meeting.

(iii)    A Nominee is Ineligible if:

1)	a Nominating Stockholder withdraws its nomination of its Nominee;

2)	a Nominee becomes unwilling to serve on the Board; or,

3)	a Nominee or her/his Nominating Shareholder ceases to satisfy the eligibility requirements in this Section 1.13, as determined by the Board.

(c)	Eligibility of Nominating Stockholder.
(i)    An “Eligible Holder” is a person who has either

1)	been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 1.13(c) continuously for the three-year period specified in Subsection (ii) below or

2)
provides to the Secretary of the Corporation, within the time period required for a Nomination Notice in Section 1.13(d), evidence of continuous ownership of the shares used to satisfy the eligibility requirements in this Section 1.13(c) continuously for the three-year period specified in Subsection (ii) below.

Evidence supporting eligibility must be supplied by one or more securities intermediaries in a form that the Board or its designee determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 1.13 only if the person or group (in the aggregate):

1)
has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice; and,

2)	continues to own at least the Minimum Number through the date of the annual meeting.
Two or more funds shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Board that the funds meet one or more of the following criteria):

a.	are under common management and investment control;

b.	are under common management and funded primarily by a single employer; or,

c.	are a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.
For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, the Minimum Number shall apply to the ownership of the group only in the aggregate. Except for the Minimum Number, all other requirements and obligations for an individual Eligible Holder that are set forth in this Section 1.13, including the minimum holding period, shall apply to each member of such group. If any stockholder ceases to satisfy the eligibility requirements in this Section 1.13, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the remaining members of the group shall be deemed to own only those shares held by the remaining members of the group.
(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(iv)    For purposes of this Section 1.13, an Eligible Holder “owns” only those outstanding shares of the Corporation for which the Eligible Holder possesses both:

1)	the full voting and investment rights pertaining to the shares; and

2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares
The following shares shall not be counted as “owned” for purposes of this Section 1.13:

1)	shares purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed;

2)	shares sold short by such Eligible Holder;

3)	shares borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell;

4)	shares subject to any other obligation to resell to another person; or

5)
shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates if any such instrument or agreement:

a)	is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation; and

b)	has, or is intended to have, the purpose or effect of:

i)	reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares;

ii)	hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates; or

iii)	both i) and ii).
An Eligible Holder “owns” outstanding shares of the Corporation held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted and possesses the full investment and economic interest in the shares. An Eligible Holder’s ownership of outstanding shares of the Corporation shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of outstanding shares of the Corporation shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on not more than five business days’ notice and has recalled such loaned shares as of the date of the annual meeting and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member only of that group that has the largest ownership position as reflected in the Nomination Notice.

(d)
Nomination Notice. To nominate a Nominee, the Nominating Stockholder must timely submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”):

i)	A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with the SEC rules;

ii)
A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

a.
the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

b.
a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

c.
a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

d.	a representation and warranty that each Nominee:

i.
does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

ii.	meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

iii.	is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

iv.	is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

v.
is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

e.
a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.13(c) and has provided evidence of ownership to the extent required by Section 1.13(c)(i);

f.	a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.13(c) through the date of the annual meeting;

g.
details of any position of a Nominee as an officer or Director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

h.
a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee of such Nominating Stockholder or any nominee of the Board;

i.
a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board at the annual meeting of stockholders any person other than the Nominee or Nominees being nominated pursuant to this Section 1.13;

j.
a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

k.	if desired, a Supporting Statement; and

l.
in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination;

iii)	An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:

a.	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

b.
to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation, and that all solicitations or other communications will comply with Rule 14a-2(b)(8) of the Exchange Act, as if it applied by its terms to the activities set forth in this Section 1.13;

c.
to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

d.
to indemnify and hold harmless (jointly, in the case of a Nominating Stockholder comprised of a group, with all other group members) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations and warranties under this Section 1.13;

e.
in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 1.13(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

iv)	An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:

a.	to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

b.
at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;

c.
that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Conduct, Policy for the Review and Approval of Related Party Transactions Policy and any other Corporation policies and guidelines applicable to directors; and

d.	that such Nominee is not and will not become a party to any:

i.
compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a Director of the Corporation that has not been disclosed to the Corporation,

ii.
agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a Director (a “Voting Commitment”) that has not been disclosed to the Corporation; or

iii.	Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a Director of the Corporation, with its fiduciary duties under applicable law.

v)
The information and documents required by this Section 1.13(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation

vi)
The Nominating Stockholder must deliver the Nomination Notice to the Corporation’s Secretary no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders. If the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nominating Stockholder must deliver the Nomination Notice to the Corporation’s Secretary the later of:

a.	the close of business on the date that is 180 days prior to such Other Meeting Date or

b.	the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

(e)	Exceptions.

(i)
Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

1)
the Corporation receives a notice pursuant to Section 1.12 of these Bylaws that a stockholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

2)
the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 1.13, the Nominating Stockholder withdraws its nomination or the chairperson of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.13 and shall therefore be disregarded;

3)
the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

4)
such Nominee was nominated for election to the Board pursuant to this Section 1.13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

5)	such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

6)
the Nominee is a named subject of a criminal proceeding (excluding traffic violations and other minor offenses) pending as of the date the Corporation first mails to the stockholders its notice of meeting that includes the Nominee or has, within the ten years preceding such date, been convicted in such a criminal proceeding; or

7)
the Corporation is notified, or the Board determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 1.13.

(ii)
Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board determines that:

1)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

2)
such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

3)	the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

(f)	Determinations

1)
The Board or its designee shall determine every issue, question or concern under this Section 1.13 including, but not limited to whether an Eligible Holder (or group of Eligible Holders or both) has complied with this Section 1.13.

2)
Any determination made by the Board or its designee in good faith shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person. If the chairperson of any annual meeting of stockholders determines that a Nominee has not been nominated in accordance with the requirements of this Section 1.13, the chairperson shall direct and declare at the meeting that such Nominee shall not be considered.

3)	In the absence of a contrary decision by the Board, each of the following shall be a designee:

a)	the Nominating and Corporate Governance Committee;

b)	the chairperson of the annual meeting of stockholders; and,

c)	any officer of the Corporation designated by the Board or the Nominating and Corporate Governance Committee.